LINE OF CREDIT AGREEMENT

THIS ACCOUNTS RECEIVABLE PURCHASE AGREEMENT (the “Agreement”) is made as of the 21st day of February, by and between Mosaic Financial Services, LLC, a Delaware limited liability the Company, (the “Provider”) having a business address at 405 Lexington Ave, New York, New York and eRXSYS, Inc., a Nevada Corporation, (the “Company”) having its principal place of business and executive offices at 18021 Sky Park Circle, Suite G2, Irvine, California 92614-6570.

W I T N E S S E T H:

WHEREAS, the Provider is in the trade or business of advancing funds for businesses for a fee;

WHEREAS, the Company desires to avail itself of the services of the Provider under the terms and conditions of this Agreement; and

WHEREAS, the Provider wishes to advance funds to the Company under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.  Definitions. When used herein, the following terms shall have the following meanings.
1.1.  “Account Balance” shall mean, on any given day, the amount of all outstanding and unpaid Advances under the Line of Credit.

1.2.  “Account Debtor shall have the meaning set forth in Section 9-102(a)(3) of the New York UCC and shall include any person liable on any Receivable, including without limitation, any guarantor of the Receivable and any issuer of a letter of credit or banker’s acceptance.

1.3.  “Adjustments” shall mean all discounts, allowances, returns, disputes, counter claims, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Pledged Receivable.

1.4.  “Advance” shall have the meaning set forth in Section 2.2 hereof.

1.5.  “Collateral” shall have the meaning set forth in Section 8 hereof.

1.6.  “Collections” shall mean all good funds received by the Provider from or on behalf of an Account Debtor with respect to Pledged Receivables.

1.7  “Compliance Certificate” shall mean a certificate, in a form provided by the Provider to the Company, which contains the certification of the chief financial officer of the Company that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

1.8. “Credit Problem” shall mean a customer or Account Debtor of the Company that is unable to pay its debts because a receiver or trustee for all or a substantial portion of its assets has been appointed, it has filed a general assignment for the benefit of creditors, or had filed against it an involuntary or voluntary bankruptcy proceeding.

1.9. “Customer Dispute” shall mean a claim or disagreement by a customer or Account Debtor of the Company against the Company at any time, of any kind whatsoever, whether valid or invalid that reduces or could reduce the amount collectible from such customer or Account Debtor by the Provider.

1.10.	“Event of Default” shall have the meaning set forth in Section 9 hereof.

1.11.	“Finance Charges” shall have the meaning set forth in Section 3.2 hereof.

1.12. “Obligations” shall mean all advances, financial accommodations, liabilities, obligations, covenants and duties owing, arising, due or payable by the Company to the Provider of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Account Balances, Finance Charges, fees, expenses, professional fees and attorney’s fees and any other sums chargeable to the Company hereunder or otherwise.

1.13. “Pledged Receivables” shall mean all those accounts, receivables, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, bankers acceptances, and rights to payment, and all proceeds thereof (all of the foregoing being referred to as “receivables”), arising out of the invoices and other agreements to which the Company has a right to collect from an Account Debtor for the first time on a date when there is an unpaid Advance outstanding.

1.14. “Refund” shall have the meaning set forth in Section 3.5 hereof.

1.15. “Reconciliation Date” shall mean the last calendar day of each calendar month.

2.  Draw upon Line of Credit; transfer of Receivables.

2.1  Activation. A line of credit (the “Line of Credit”) in the maximum amount of up to FIVE HUNDRED THOUSAND DOLLARS ($500,000) is hereby activated in favor the Company effective on the date of this Agreement. Provided that no Event of Default has occurred, or any event that with notice, lapse of time or otherwise would constitute an Event of Default, the maximum aggregate amount of the Line of Credit available to the Company shall be increased for the period beginning July 1, 2005 through the end of the Term to SEVEN HUNDRED THOUSAND DOLLARS ($700,000).

2.2.  Requests for Draws upon Line of Credit. During the Term hereof, provided that there does not then exist any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default, the Company may request a draw upon the line of credit (hereinafter, an “Advance”), up to the amount by which the aggregate value of the Pledged Receivables exceeds the aggregate amount outstanding under the Line of Credit, including the amount of the Advance then requested, calculated as of the date of such request. The foregoing notwithstanding, the Company may request an initial Advance of $350,000.00 provided it has at least $200,000.00 of Pledged Receivables at the time of such Advance (the “Initial Advance”). It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 6 of this Agreement be true and correct on and as of the date of the Advance as though made at and as of each such date, and (b) no Event of Default or any event or condition that with notice, lapse of time or otherwise would constitute an Event of Default shall have occurred and be continuing, or would result from such Advance.

2.3.  Pledge of Receivables. Each receivable of the Company which is or becomes outstanding during the time there is an unpaid Obligation due to the Provider shall be deemed a Pledged Receivable. Effective upon the Provider’s payment of an Advance, and in consideration therefore and in consideration of the covenants of this Agreement, the Company hereby absolutely sells, transfers and assigns to the Provider, all of the Company’s right, title and interest in and to each Pledged Receivable and all funds due or which may become due on or with respect to such Pledged Receivable. The Provider shall be the absolute owner of each Pledged Receivable until such time as all outstanding Obligations have been repaid to the Provider. The Provider shall have, with respect to any goods related to the Pledged Receivable, all the rights and remedies of a secured party under the New York Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.4 Invoices. The Company will deliver to Provider a copy of each invoice created during the Term with respect to a Pledged Receivable simultaneously with the Company’s delivery of such invoice to the Company’s Account Debtor. The Company also will provide to Provider a copy of each invoice for each outstanding receivable that becomes a Pledged Receivable, at the time such receivable becomes a Pledged Receivable. In addition, if requested by Provider, the Company will provide proof, satisfactory to the Provider, of delivery of good or services to which each invoice and Pledged Receivable relates.

2.5. Disbursements of Advances. Once the Provider has received Pledged Receivables in an aggregate amount that exceeds the Initial Advance (i.e., The sum of: (i) the amount of Pledged Receivables delivered to the Provider on execution of this Agreement, plus, (ii) the amount of Pledged Receivables generated by the Company thereafter, must equal at least $350,000), the Provider shall commence to make regular advances (the “Regular Advances”) to the Company by wire transfer on Monday and Thursday (or the next business day in the case of national banking holidays) each week during the Term. The amount of each Regular Advance, if any, shall be equal to the amount of any new Pledged Receivables received by the Provider that were not used to secure a prior Advance (either, an Initial Advance or a Regular Advance).

3.  Collections, Charges and Remittances.

3.1.  Collections. Upon receipt by the Provider of Collections, the Provider shall promptly credit such Collections to the Company’s Account Balance on a daily basis; provided, that if there is an Event of Default under this Agreement, or any event that with notice, lapse of time or otherwise would constitute an Event of Default, the Provider shall apply all Collections to the Company’s Obligations hereunder in such order and manner as the Provider may determine. If an item of Collection is not honored or the Provider does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges under Section 3.2 shall continue to accrue thereon.

3.2.   Charges. On each Reconciliation Date the Company shall pay to the Provider a Finance Charge in the amount of ONE AND ONE QUARTER PERCENT (1.25%) (the “Finance Charge,” collectively, the “Finance Charges”) of the maximum amount of the Line of Credit (i.e. initially, $500,000), as such amount may be increased pursuant to Section 2.1 hereof. The Provider may deduct the accrued Finance Charges from the Advances. In addition, the Company agrees to reimburse the Provider for the cost of wire transfers at the rate of THIRTY DOLLARS ($30.00) for each transfer, and TWENTY DOLLARS ($20.00) for the delivery of documents by overnight courier.

3.3.  Accounting. The accrued Finance Charge for the preceding month shall be due and payable by the Company on or before the SEVENTH (7th) calendar day following the close of each month. In the event that an amount aside from the Finance Charge is due the Provider, the Company shall issue its draft to the Provider for the full amount due. In the event this Agreement shall expire or terminate, all outstanding and unpaid Obligations shall immediately be due and payable in full, in the manner, and subject to the provisions of Section 4.2 hereof.

4.  Recourse and Repurchase Obligations.

4.1.  Recourse. The Provider’s acquisition of Pledged Receivables from the Company shall be with full recourse against the Company. In the event the Obligations exceed the amount of Pledged Receivables and Collateral, the Company shall be liable for any deficiency.

4.2.  Company’s Payment of the Amounts Due the Provider. When any amount owing to the Provider becomes due, the Provider shall inform the Company of the manner of payment which may be any one or more of the following in the Provider’s sole discretion: (a) in cash immediately upon demand therefor; (b) by delivery of additional receivables which shall thereupon become Pledged Receivables; (c) by deduction from or offset against the amount that otherwise would be forwarded to the Company in respect of any further Advances that may be made by the Provider; or (d) by any combination of the foregoing as the Provider may in its sole discretion choose from time to time.

4.3 Re-payment of Disputed Pledged Receivable. The Company shall immediately notify the Provider of any Pledged Receivable that is subject to, or affected by, a Customer Dispute of any kind, whether or not the same is valid or with merit. If such Customer Dispute is not resolved to Provider’s satisfaction within 30 days of the commencement of such dispute, in addition to any other remedy it may have under this Agreement, the Company shall immediately pay to the Provider, or the Provider may offset against any future Advances or other amounts owed by Provider to the Company, the amount of any Pledged Receivable that is subject to such Customer Dispute. Pledged Receivables that remain unpaid after ninety (90) days from any Customer without a Credit Problem shall be deemed to be the subject of a Customer Dispute. The Provider may, at its sole discretion, require the Company to repurchase a Pledged Receivable deemed the subject of a Customer Dispute. The repurchase of a Pledged Receivable shall not constitute a reassignment of such Pledged Receivable, and the security interest therein shall remain in the Provider until expressly released. If after the Company repurchases a Pledged Receivable, whether subject to a Customer Dispute or unpaid after ninety days, and payments for the Pledged Receivables are received by the Company, the Company shall immediately deliver the payments to the Provider.

5.  Power of Attorney. The Company does hereby irrevocably appoint the Provider and its successors and assigns as the Company’s true and lawful attorney in fact, and hereby authorizes the Provider, regardless of whether there has been an Event of Default, (a) to sell, assign. transfer, pledge, compromise, or discharge the whole or any part of the Pledged Receivables; (b) to demand, collect, receive, sue, and give releases to any Account Debtor for the funds due or which may become due upon or with respect to the Pledged Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Pledged Receivables, including the filing of a claim or the voting of such claims in any bankruptcy case, all in the Provider’s name or the Company’s name, as the Provider may choose; (c) to prepare, file and sign the Company’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanic’s lien or similar document with respect to Pledged Receivables; (d) to notify all Account Debtors with respect to the Pledged Receivables to pay the Provider directly; (e) to receive, open, and dispose of all mail addressed to the

Company for the purpose of collecting the Pledged Receivables: (f) to endorse the Company’s name on any checks or other forms of payment on the Pledged Receivables; (g) to execute on behalf of the Company any and all instruments, documents, financing statements and the like to perfect the Provider’s interests in the Pledged Receivables and Collateral; and (h) to do all acts and things necessary or expedient, in furtherance of any such purposes. If the Provider receives a check or item which is payment for both a Pledged Receivable and another receivable, the funds shall first be applied to the Pledged Receivable and, so long as there does not exist an Event of Default or an event that with notice, lapse of time or otherwise would constitute an Event of Default, the excess shall be remitted to the Company. Upon the occurrence and continuation of an Event of Default all of the power of attorney rights granted by the Company to the Provider hereunder shall be applicable with respect to all Pledged Receivables and all Collateral.

6.  Representations, Warranties and Covenants.

6.1.  Receivables Warranties, Representations and Covenants. To induce the Provider to service Pledged Receivables and to renders its services to the Company, and with full knowledge that the truth and accuracy of the following are being relied upon by the Provider in determining whether to accept receivables as Pledged Receivables. The Company represents, warrants, covenants and agrees, with respect to each Pledged Receivable, that:

(A)  The Company is the absolute owner of each Pledged Receivable and has full legal right to sell, transfer and assign such Pledged Receivables;

(B)  The correct amount of each Pledged Receivable is as set forth in the invoice which corresponds thereto and is not in dispute;

(C)  The payment of each Pledged Receivable is not contingent upon the fulfillment of any obligation or contract, past or future and any and all obligations required of the Company have been fulfilled as of the date of the rendering of the services giving rise to the Pledged Receivable;

(D)  Each Pledged Receivable is based on an actual sale and delivery of goods and/or services actually rendered, is presently due and owing to the Company, is not past due or in default, has not been previously sold, assigned, transferred, or pledged, and is free of any and all liens, security interests and encumbrances other than liens, security interests or encumbrances in favor of the Provider or an affiliate of the Provider;

(E)  There are no defenses, offsets, or counterclaims against any of the Pledged Receivables, and no agreement has been made under which the Account Debtor may claim any deduction or discount, except as otherwise identified by the Company;

(F)  Each Pledged Receivable shall be the property of the Provider and shall be collected by the Provider, but if for any reason it should be paid to the Company, the Company shall promptly notify the Provider of such payment, shall hold any checks, drafts, or funds so received in trust for the benefit of the Provider, and shall promptly transfer and deliver the same to the Provider;

(G)  Provider shall have the right of endorsement, and also the right to require endorsement by the Company, on all payments received in connection with each Pledged Receivable and any proceeds of Collateral;

(H)  Company, and to the Company’s best knowledge, each Account Debtor of a Pledged Receivable, are and shall remain solvent as that term is defined in the United States Bankruptcy Code and the New York Uniform Commercial Code, and no such Account Debtor has filed or had filed against it a voluntary or involuntary petition for relief under the United States Bankruptcy Code;

(I)  Each Account Debtor of a Pledged Receivable will not object to the payment for, or the quality or the quantity of the subject matter of, the Pledged Receivable and is liable for the amount set forth on each invoice;

(J)  After acceptance by the Provider of an Account Debtor, each such Account Debtor shall promptly be notified by the Company, in the form prescribed by Provider, that the Pledged Receivable has been transferred to and is payable to the Provider, and the Company shall not take or permit any action to countermand such notification; and

(K)  The Company does not own or control, in any way, the business of any Account Debtor, and the Company shall not change or modify the terms of any Pledged Receivable (including, without limitation, extending the payment term thereof) without the prior written consent of the Provider.

(L) All receivables forwarded to and accepted by the Provider after the date hereof, and thereby becoming Pledged Receivables, shall comply with each and every one of the foregoing representations, warranties, covenants and agreements referred to above in this Section 6.1.

6.2. Additional Warranties, Representations and Covenants. In addition to the foregoing warranties, representations and covenants, to induce the Provider to buy receivables and to render its services to the Company, the Company hereby represents, warrants, covenants and agrees that:

(A)  Company will not assign, transfer, sell, or grant, or permit any lien or security interest in any Pledged Receivables or Collateral to or in favor of any other party, without the Provider’s prior written consent;

(B)  The Company’s name, form of organization, jurisdiction of incorporation, chief executive office, and the place where the records concerning all Pledged Receivables and Collateral are kept is set forth at the beginning of this Agreement. Collateral is located only at the location set forth in the beginning of this Agreement, or, if located at any additional location, as set forth on a schedule attached to this Agreement, and the Company will give the Provider at least thirty (30) days prior written notice if such name, organization, jurisdiction of incorporation, chief executive office or other locations of Collateral or records concerning Pledged Receivables or Collateral is changed or added and shall execute any documents necessary to perfect the Provider’s interest in the Pledged Receivables and the Collateral;

(C)  Company shall (i) pay all of its normal gross payroll for employees, and all federal and state taxes, as and when due, including without limitation all payroll, withholding, income and state sales taxes; (ii) deliver at any time and from time to time at the Provider’s request, evidence satisfactory to the Provider that all such amounts have been paid to the proper taxing authorities; and (iii) if requested by the Provider, pay its payroll and related taxes through a bank or an independent payroll service acceptable to the Provider;

(D)  Company has not, as of the time the Company delivers to the Provider a Pledged Receivable, or as of the time the Company accepts any Advance from the Provider, filed a voluntary petition for relief under the United States Bankruptcy Code or had filed against it an involuntary petition for relief;

(E)  If the Company owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been disclosed to the Provider and is specifically listed and identified on a schedule to this Agreement, and the Company shall immediately notify the Provider if the Company hereafter obtains any interest in any additional copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business;

(F)  Company shall provide the Provider with a Compliance Certificate (i) on a quarterly basis to be received by the Provider no later than the FIFTH (5th) calendar day following each calendar quarter, and; (ii) on a more frequent or other basis if and as requested by the Provider;

(G) The Company shall provide the Provider with an aged accounts receivable listing upon request; and

(H) On request by the Provider, the Company will promptly furnish any information the Provider may reasonably request to determine the financial condition of the Company including, but not limited to, all of the Company’s Obligations, and the condition of any of the Company’s receivables which may include but are not limited to Pledged Receivables.

7.  Adjustments. In the event of a breach of any of the representations, warranties, or covenants set forth in Section 6.1, or in the event any Adjustment or dispute is asserted by any Account Debtor, the Company shall promptly advise the Provider and shall, subject to the Provider’s approval, resolve such disputes and advise the Provider of any adjustments. Unless the disputed Pledged Receivable is repurchased by the Company and the full Repurchase Amount is paid, the Provider shall remain the absolute owner of any Pledged Receivable which is subject to Adjustment or repurchase under Section 4.2 hereof, and any rejected, returned, or recovered personal property, with the right to take possession thereof at any time. If such possession is not taken by the Provider, the Company is to resell it for the Provider’s account at the Company’s expense with the proceeds made payable to the Provider. While the Company retains possession of said returned goods, the Company shall segregate said goods and mark them property of the Provider.

8.  Security Interest. To secure the prompt payment and performance to the Provider of all of the Obligations, the Company hereby grants to the Provider a continuing lien upon and security interest in all of the Company’s now existing or hereafter arising rights and interest in the following, whether now owned or existing or hereafter created, acquired, or arising, and wherever located (collectively, the “Collateral”):

(A)  All accounts, receivables, contract rights, chattel paper, instruments, documents, letters of credit, bankers acceptances, drafts, checks, cash, securities, and general intangibles (including, without limitation, all claims, causes of action, deposit accounts, guaranties, rights in and claims under insurance policies (including rights to premium refunds), rights to tax refunds, copyrights, patents, trademarks, rights In and under license agreements, and all other intellectual property;

(B)  All inventory, including the Company’s rights to any returned or rejected goods, with respect to which the Provider shall have all the rights of any unpaid the Company, including the rights of replevin, claim and delivery, reclamation, and stoppage in transit;

(C)  All funds, refunds and other amounts due the Company, including, without limitation, amounts due the Company under this Agreement (including the Company’s right of offset end recoupment);

(D)  All equipment, machinery, furniture, furnishings, fixtures, tools, supplies and motor vehicles;

(E)  All farm products, crops, timber, minerals and the like (including oil and gas);

(F)  All accessions to, substitutions for, and replacements of, all of the foregoing;

(G)  All books and records pertaining to all of the foregoing; and

(H) All proceeds of the foregoing, whether due to voluntary or involuntary disposition, including insurance proceeds. The Company is not authorized to sell, assign,

transfer or otherwise convey any Collateral without the Provider’s prior written consent, except for the sale of finished inventory in the Company’s usual course of business. The Company agrees to sign, and hereby authorizes the Provider, its agents and assigns, to sign and execute on the Company’s behalf, any and all necessary forms, instruments and documents, including UCC financing statements, to evidence, perfect, or protect the interests of the Provider in the Collateral. The Company agrees to deliver to the Provider the originals of all instruments, chattel paper and documents evidencing or related to Pledged Receivables and Collateral.

9. Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder,

(A)  Company fails to pay any amount owed to the Provider as and when due;

(B)  There shall be commenced by or against the Company any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets;

(C)  Company shall become insolvent in that its debts are greater than the fair value of its assets, or the Company is generally not paying its debts as they become due or is left with unreasonably small capital;

(D)  Any involuntary lien, garnishment, attachment or the like is issued against or attaches to the Pledged Receivables or any Collateral;

(E)  Company shall breach any covenant, agreement, warranty, or representation set forth herein, and the same is not cured to the Provider’s satisfaction within ten (10) days after the Provider has given the Company oral or written notice thereof; provided, that if such breach is incapable of being cured it shall constitute an immediate default hereunder;

(F)  An event of default shall occur under any guaranty executed by any guarantor of the Obligations of the Company to the Provider under this Agreement, or any material provision of any such guaranty shall for any reason cease to be valid or enforceable or any such guaranty shall be repudiated or terminated, including by operation of law;

(G)  A default or event of default shall occur under any agreement between the Company and any creditor of the Company that has entered into a subordination agreement with the Provider: or

(H)  Any creditor that has entered into a subordination agreement with the Provider shall breach any of the terms of or not comply with such subordination agreement.

10.  Remedies Upon Default. Upon the occurrence of an Event of Default, (a) without implying any obligation to buy receivables, the Provider may cease buying receivables or extending any financial accommodations to the Company; (b) all or a portion of the Obligations shall be, at the option of and upon demand by the Provider, or with respect to an Event of Default described in Section 9(B), automatically and without notice or demand, due and payable in full; and (c) the Provider shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the New York Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Pledged Receivables and all Collateral in any commercially reasonable manner. The Company and the Provider agree that any notice of sale required to be given to the Company shall be deemed to be reasonable if given FIVE (5) days prior to the date on or after which the sale may be hold.

11.  Accrual of Interest. If any amount owed by the Company hereunder is not paid when due, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges, until the earlier of (i) payment in full in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law.

12.  Fees, Costs and Expenses; Indemnification. The Company will pay to the Provider immediately upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that the Provider incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by the Provider, the Company or any other person) in any way relating to the Pledged Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against the Company or any guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Pledged Receivables or the Collateral, (e) collecting the Pledged Receivables and the Obligations, and (f) the representation of the Provider in connection with any bankruptcy case or insolvency proceeding involving the Company, any Pledged Receivable, the Collateral, any Account Debtor, or any guarantor. The Company shall indemnify and hold the Provider harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

13.  Severability, Waiver, and Choice of Law. In the event that any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect, the Provider retains all of its rights, even if it makes an Advance after an Event of Default. If the Provider waives an Event of Default, it may enforce a later Event of Default. Any consent or waiver under, or amendment of, this Agreement must be in writing. Nothing contained herein, or any action taken or not taken by the Provider at any time, shall be construed at any time to be indicative of any obligation or willingness on the part of the Provider to amend this Agreement or to grant to the Company any waivers or consents. This Agreement has been transmitted by the Company to the Provider at the Provider’s office in the State of New York and has been executed and accepted by the Provider in the State of New York. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, except to the extent that the NY UCC provides for the application of the laws of the State of Nevada with respect to the perfection, priority, and enforceability of the security interests granted in herein.

14.  Account Collection Services. Certain Account Debtors may require or prefer that all of the Company’s receivables be paid to the same address and/or party, or the Company and the Provider may agree that all receivables with respect to certain Account Debtors be paid to one party. In such event the Provider and the Company may agree that the Provider shall collect all receivables whether owned by the Company or the Provider and (provided that there does not then exist an Event of Default or event that with notice, lapse or time or otherwise would constitute an Event of Default, and subject to the Provider’s rights in the Collateral) the Provider agrees to remit to the Company the amount of the receivables collections it receives with respect to receivables other than Pledged Receivables. It is understood and agreed by the Company that this Section does not impose any affirmative duty on the Provider to do any act other than to turn over such amounts. All such receivables and collections are Collateral and in the event of the Company’s default hereunder, the Provider shall have no duty to remit collections of Collateral and may apply such collections to the obligations hereunder and the Provider shall have the rights of a secured party under the New York Uniform Commercial Code.

15. Notices. All notices shall be given to the Provider at P.O. Box 23, Franklin Park, NJ 08823 and to the Company at the address set forth on the first page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopier, telefax or telex.

16.  Jury Trial. THE COMPANY AND THE PROVIDER EACH HEREBY (a) WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL ON ANY CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (b)RECOGNIZE AND AGREE THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER IN TO THIS AGREEMENT; AND (c) REPRESENT AND WARRANT THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

17.  Term and Termination. The term of this Agreement shall be for one (1) year from the date hereof (the “Term”), and from year to year thereafter (each a “Renewal

Term”) unless either party provides written notice to the other at least ONE HUNDRED EIGHTY (180) calendar days prior to the end of the then effective Term or Renewal Term. Notwithstanding the foregoing, any termination of this Agreement shall not affect the Provider’s security interest in the Collateral and the Provider’s ownership of the Pledged Receivables, and this Agreement shall continue to be effective, and the Provider’s rights and remedies hereunder shall survive such termination, until all transactions entered into and Obligations incurred hereunder or in connection herewith have been completed and satisfied in full including, without limitation, the payment in full by the Company to Provider of all Obligations outstanding on the date of any such termination, pursuant to the terms of Section 3.3.

18.  Titles and Section Headings. The titles and section headings used herein are for convenience only and shall not be used in interpreting this Agreement.

19.  Other Agreements. The terms and provisions of this Agreement shall not adversely affect the rights of the Provider or any of its affiliates under any other document, instrument or agreement. The terms of such other documents, instruments and agreements shall remain in full force and effect notwithstanding the execution of this Agreement. In the event of a conflict between any provision of this Agreement and any provision of any other document, instrument or agreement between the Company on the one hand, and the Provider or any affiliate, the Provider shall determine in its sole discretion which provision shall apply. the Company acknowledges specifically that any security agreements, liens and/or security interests currently securing payment of any obligations of the Company owing to the Provider or any affiliate also secure the Company’s obligations under this Agreement, and are valid and subsisting and are not adversely affected by execution of this Agreement. The Company further acknowledges that (a) any collateral under other outstanding security agreements or other documents between the Company and the Provider or any affiliate secures the obligations of the Company under this Agreement and (b) a default by the Company under this Agreement constitutes a default under other outstanding agreements between the Company and the Provider or any affiliate.

20. Information Rights.

(A) From time to time as requested by the Provider, at the sole expense of the Company, the Provider, or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to the premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of a Default) any of the Collateral, including the Company’s books and records, and the Company shall permit the Provider or its designee to make copies of such books and records or extracts therefrom as the Provider may request.

(B) The Provider or its designee shall be entitled to receive not less than seven (7) days’ prior written notice of every meeting of the Board of Directors of the Company and to attend and be present throughout, and take notes at, all such meetings thereof and of any committees thereof. The Provider shall be entitled to receive copies of all agendas, notes, minutes, financials and materials presented at, referenced in, derived from or relating to, any such meeting, and all documents, instruments and materials attached thereto or referenced therein. The Provider also shall receive a copy of every pre-meeting package of information delivered to the Directors of the Company. The Provider, or its designee, shall be entitled to be reimbursed for its, his or her reasonable out of pocket expenses relating to attendance at meetings of the Board of Directors or any committees thereof.

(C) The Company shall send to Provider a copy of each action by written consent of the Board of Directors of the Company (with all attachments) at the time such consent action is sent to the Directors for execution.

(D) The Company shall permit the Provider to discuss the Company’s affairs, finances and accounts with the Company’s officers, at such times as may be requested by the Provider.

(E) The Company shall provide the Provider with monthly and quarterly financial statements certified by an officer of the Company within thirty days following the end of the respective month and quarter, annual financial statements prepared by a certified public accountant within sixty days following the end of the respective year, records, and such other information as may be reasonably requested by the Provider from time to time, and each quarter shall furnish an updated customer list with customer names, contact names, addresses, and phone numbers, as well as a complete and current payables-aging report.

21. Conversion Right.

(A) Conversion Right. The Provider shall have a continuing right (the “Conversion Right”) during the Term to convert all or a portion of the then outstanding amount of the Obligations hereunder into a number of shares of the common stock (the “Common Stock”) of the Company determined at a conversion price (the “Conversion Price”) equal to EIGHTY PERCENT (80%) of the average of the daily VWAP for the SEVEN (7) consecutive Trading Days immediately preceding the date the Conversion Right is exercised. Notwithstanding the foregoing, the Conversion Price shall not be less than TWENTY-FIVE CENTS ($0.25) nor more than SEVENTY-FIVE CENTS ($.75). For purposes hereof:

“VWAP” shall mean the volume weighted average price of the Company’s common stock as quoted by Bloomberg, LP.

“Trading Day” shall mean any day during which the New York Stock Exchange shall be open for business.

(B) Registration Rights.

(i) The Provider shall be entitled to piggyback registration rights upon exercise of this Conversion Right. Further, it is the intention of the parties that this Section 21 shall, to the extent permitted by law, be deemed a right to purchase the Common Stock that triggers the applicable holding period for the underlying Common Stock for purposes of Rule 144.

(C) Notice of Exercise. The Provider may exercise this Conversion Right by giving the Company written notice specifying the amount of the Obligations Provider elects to convert into Common Stock.

IN WITNESS WHEREOF, the Company and the Provider have executed this Agreement on the day and year above written.

Mosaic Financial Services, LLC

By:       /s/ Horesh C. Sheth
                                                                                                                Name:   Horesh C. Sheth
Title:     Managing Member

ERXSYS, Inc.

By:         /s/ Robert DelVecchio
Name:    Robert DelVecchio
Title:      CEO

SCHEDULE 6.2(B)

(location of Collateral other than at the principal office of the Company)

Pharmacy Locations:

1. 2431 N. Tustin Ave., Unit L, Santa Ana, California, 92705
2. 7000 Indiana, Ave., Suite 112, Riverside, California, 92506
3. 12071 124th Avenue NE, Kirkland, Washington. 98034
4. 3822 S.E. Powell Blvd, Portland, Oregon. 97202

SCHEDULE 6.2(E)

(Identification of copyrights, patents,
trademarks, licenses and other intellectual property)